Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Participants of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan and the Compensation Committee of the Board of Directors of Accenture plc:

We have audited the accompanying statements of financial condition of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “Plan”), as of August 31, 2016 and 2015, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended August 31, 2016. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan as of August 31, 2016 and 2015 and its operations and changes in plan equity for each of the years in the three-year period ended August 31, 2016, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Chicago, Illinois
October 28, 2016

AMENDED AND RESTATED ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN

STATEMENTS OF FINANCIAL CONDITION
August 31, 2016 and 2015

	2016	2015
Contributions receivable	$126,647,472	$107,761,403
Plan equity	$126,647,472	$107,761,403

The accompanying Notes are an integral part of these financial statements.

AMENDED AND RESTATED ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN

STATEMENTS OF OPERATIONS AND CHANGES IN PLAN EQUITY
For the Years Ended August 31, 2016, 2015 and 2014

	2016	2015	2014
Participant contributions	$621,860,588	$526,554,459	$531,303,177
Participant withdrawals	(17,960,725)	(15,459,565)	(14,456,074)
Purchases of Accenture plc Class A ordinary shares	(585,013,794)	(505,958,161)	(507,495,837)
Net additions	$18,886,069	$5,136,733	$9,351,266
Plan equity at beginning of year	107,761,403	102,624,670	93,273,404
Plan equity at end of year	$126,647,472	$107,761,403	$102,624,670

The accompanying Notes are an integral part of these financial statements.

AMENDED AND RESTATED ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS

1.    PLAN DESCRIPTION
The following description of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “Plan”) is provided for general information purposes. Participants in the Plan should refer to the Plan document for more detailed and complete information. Under the Plan, there are two programs through which participants may purchase shares: (1) the Employee Share Purchase Plan (the “ESPP”) and (2) the Voluntary Equity Investment Program (the “VEIP”).
General
Under the Plan, which was approved by the shareholders of Accenture plc (the “Company”) at their February 4, 2010 meeting, and approved by the Board of Directors (the “Board”) on December 10, 2009, the Company was authorized to issue or transfer up to 45,000,000 Class A ordinary shares (“Shares”) of the Company. The Plan is administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part as it determines, provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under the Plan as it may deem necessary. The Company pays all expenses of the Plan. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares that have been reacquired.
At its October 30, 2015 meeting, the Board delegated to the Committee the authority to approve the issuance of an additional 45,000,000 Shares of the Company under the Plan. At its December 4, 2015 meeting, the Committee approved the issuance of an additional 45,000,000 Shares under the Plan, subject to shareholder approval. The Plan was approved by the shareholders of the Company at the February 3, 2016 annual general meeting.
The Plan provides eligible employees of the Company or of a participating subsidiary with an opportunity to purchase Shares at a purchase price established by the Committee, which shall in no event be less than 85% of the fair market value of a Share on the purchase date.
The fair market value on a given date is defined as the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which the Shares are listed or admitted to trading, or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.
In general, any individual who is an employee of the Company or of a participating subsidiary is eligible to participate in the Plan, except that the Committee may exclude employees (either individually or by reference to a subset thereof) from participation (1) whose customary employment is less than five months per calendar year or 20 hours or less per week; (2) who own shares equaling 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary; or (3) who are highly compensated employees under the Internal Revenue Code of 1986, as amended (the “Code”). The Plan does not currently qualify as an employee stock purchase plan under Section 423 of the Code and therefore receipt of the Shares will be a taxable event to the participant. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Contributions
Payroll deductions will generally be made from the compensation paid to each participant during an offering period in a whole percentage as elected by the participant but not to exceed the maximum percentage of the participant’s eligible compensation (or maximum dollar amount) as permitted by the Committee. Under the ESPP, the maximum whole percentage is 10% (up to a maximum of $7,500 per offering period), provided that no participant will be entitled to purchase, during any calendar year, Shares with an aggregate value in excess of $25,000. Under the VEIP, eligible participants may choose to contribute up to 30% of their eligible compensation towards the purchase of Shares. The amount of the contributions is based on pre-tax cash compensation, but contributions are deducted from after-tax pay each pay period. Individual participation is subject to an aggregate participation limit as permitted by the Committee. The current aggregate contribution limit percentage is 15% of aggregate global Accenture Leader cash compensation. If aggregate participant contributions are projected to exceed this cap, contributions will stop and participants will be refunded contributions not used to purchase Shares.

AMENDED AND RESTATED ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS — (continued)

A participant may elect his or her percentage of payroll deductions, and change that election, prior to the end of the applicable enrollment period as determined by the Committee. Unless otherwise determined by the Committee, a participant cannot change the rate of payroll deductions once an offering period has commenced. All payroll deductions made with respect to a participant are credited to the participant’s payroll deduction account and are deposited with the general funds of the Company. All funds of participants received or held by the Company under the Plan before purchase or issuance of the Shares are held without liability for interest or other increment (unless otherwise required by law). Under the Plan, the ESPP offering periods in fiscal 2016 included the six-month periods ended November 1, 2015 and May 1, 2016. The current offering period commenced on May 2, 2016 and will end on November 1, 2016. The VEIP has a calendar year offering period, as well as a limited mid-year enrollment period, and monthly contribution periods in which shares are purchased on the 5th of the subsequent month.
Share Purchases
As soon as practicable following the end of each ESPP offering period or VEIP contribution period, the number of Shares purchased by each participant is deposited into a brokerage account established in the participant’s name. Dividends that are declared on the Shares held in the brokerage account are paid in cash or reinvested. A summary of information with respect to share purchases was as follows:

AMENDED AND RESTATED ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS — (continued)

Purchase Date	Offering Type	Number of Participants	Number of Shares Purchased	Purchase Price
August 5, 2016	VEIP	4,437	189,366	$113.64
July 5, 2016	VEIP	4,393	186,613	$113.09
June 5, 2016	VEIP	4,416	181,875	$118.46
May 5, 2016	VEIP	4,455	189,942	$113.95
May 1, 2016	ESPP	48,970	1,622,014	$96.25
April 5, 2016	VEIP	4,480	190,806	$114.52
March 5, 2016	VEIP	4,523	210,648	$103.06
February 5, 2016	VEIP	4,596	217,579	$100.58
January 5, 2016	VEIP	3,757	769,954	$102.17
December 5, 2015	VEIP	3,768	165,661	$107.76
November 5, 2015	VEIP	3,785	168,315	$106.44
November 1, 2015	ESPP	44,151	1,386,856	$91.63
October 5, 2015	VEIP	3,802	178,141	$100.88
September 5, 2015	VEIP	3,833	192,343	$94.40
Total Shares Purchased in fiscal 2016			5,850,113
August 5, 2015	VEIP	3,861	174,789	$104.73
July 5, 2015	VEIP	3,878	191,134	$97.62
June 5, 2015	VEIP	3,902	195,047	$95.45
May 5, 2015	VEIP	3,941	200,004	$94.09
May 1, 2015	ESPP	40,610	1,621,165	$79.21
April 5, 2015	VEIP	3,971	199,639	$93.76
March 5, 2015	VEIP	3,992	207,156	$91.68
February 5, 2015	VEIP	4,029	221,884	$87.94
January 5, 2015	VEIP	3,553	647,339	$87.75
December 5, 2014	VEIP	3,564	200,686	$86.29
November 5, 2014	VEIP	3,598	212,825	$81.93
November 1, 2014	ESPP	39,457	1,720,128	$69.00
October 5, 2014	VEIP	3,617	219,110	$80.32
September 5, 2014	VEIP	3,652	221,125	$81.77
Total Shares Purchased in fiscal 2015			6,232,031
August 5, 2014	VEIP	3,743	237,619	$78.66
July 5, 2014	VEIP	3,781	234,479	$81.46
June 5, 2014	VEIP	3,823	230,325	$83.29
May 5, 2014	VEIP	3,857	245,544	$78.78
May 1, 2014	ESPP	38,328	1,872,934	$68.15
April 5, 2014	VEIP	3,891	245,932	$78.88
March 5, 2014	VEIP	3,923	232,498	$83.85
February 5, 2014	VEIP	3,969	256,575	$77.98
January 5, 2014	VEIP	3,418	768,061	$81.46
December 5, 2013	VEIP	3,430	228,268	$75.96
November 5, 2013	VEIP	3,450	229,851	$73.04
November 1, 2013	ESPP	36,539	1,824,365	$62.51
October 5, 2013	VEIP	3,471	234,081	$73.40
September 5, 2013	VEIP	3,494	227,300	$73.63
Total Shares Purchased in fiscal 2014			7,067,832
As of August 31, 2016, 42,579,575 Accenture plc Class A ordinary shares had been issued under the Plan.

AMENDED AND RESTATED ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS — (continued)

Withdrawals
Each participant may withdraw from participation in respect of an offering period (either current or future) or from the Plan under such terms and conditions established by the Committee in its sole discretion. Upon a participant’s withdrawal, all accumulated payroll deductions in the participant’s Plan account are returned without interest (to the extent permitted by applicable local law). A participant is not entitled to any Shares with respect to the applicable offering period, except under the VEIP for those shares purchased in contribution periods prior to withdrawal. A participant is permitted to participate in subsequent offering periods pursuant to terms and conditions established by the Committee in its sole discretion.
Adjustments
The number of Shares issued or reserved for issuance pursuant to the Plan (or pursuant to outstanding purchase rights) is subject to adjustment on account of share splits, share dividends and other changes in the Shares. In the event of a change in control of the Company, the Committee may take any actions it deems necessary or desirable with respect to any purchase rights as of the date of consummation of the change in control.
Plan Amendment and Termination
The Board may amend, alter or discontinue the Plan, provided, however, that no amendment, alteration or discontinuation will be made that would increase the total number of Shares authorized for the Plan without prior shareholder consent, or, without a participant’s consent, would materially adversely affect the participant’s rights and obligations under the Plan. The Plan will terminate upon the earliest of: (1) the termination of the Plan by the Board; (2) the issuance of all of the Shares reserved for issuance under the Plan; or (3) December 10, 2024. The Board has not initiated actions to terminate the Plan, and unless otherwise noted, has not amended the Plan.
2.    BASIS OF PRESENTATION
The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.
As of August 31, 2016, contributions receivable represents payroll deductions from participants with respect to the ESPP offering period beginning May 2, 2016 and ending November 1, 2016, as well as the VEIP contribution period beginning August 1, 2016 and ending August 31, 2016. As of August 31, 2015, contributions receivable represents payroll deductions from participants with respect to the ESPP offering period beginning May 2, 2015 and ending November 1, 2015, as well as the VEIP contribution period beginning August 1, 2015 and ending August 31, 2015. These payroll deductions are held by Accenture plc and/or its affiliates.
Plan equity represents net assets available for future share purchases or participant withdrawals.
3.    SUBSEQUENT EVENTS
The Company has evaluated events and transactions subsequent to the Plan’s statement of financial condition date. Based on this evaluation, the Company is not aware of any events or transactions that occurred subsequent to the Plan’s statement of financial condition date but prior to filing that would require recognition or disclosure in these financial statements.